                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                     NETSCAPE COMMUNICATIONS CORPORATION
                     -----------------------------------
                              (Name of Issuer)

                               COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                 641149109
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 5 Pages


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CUSIP No. 641149109                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     JAMES H. CLARK
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*      INAPPLICABLE             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     15,918,192 shares, of which 8,442,382 shares
 Owned by                         are registered in the name of James H. Clark;
 Each Reporting                   6,403,379 shares are registered in the name
 Person With                      of James H. Clark and Nancy Rutter Clark
                                  TTEES FBO James H. Clark and Nancy Rutter
                                  Clark Revocable Trust DTD 11/5/95; and
                                  1,072,431 shares are registered in the name
                                  of James H. Clark TTEE FBO James H. Clark and
                                  Nancy Rutter Clark Revocable Trust DTD
                                  11/5/95.
                             --------------------------------------------------
                             (6) Shared Voting
                                     Power                  0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                   15,918,192 shares, of which 8,442,382 shares
                                   are registered in the name of James H. Clark; 6,403,379 shares are registered in the name of James H. Clark and Nancy Rutter Clark TTEES FBO James H. Clark and Nancy Rutter Clark Revocable Trust DTD 11/5/95; and 1,072,431 shares are registered in the name of James H. Clark TTEE FBO James H. Clark and Nancy Rutter Clark Revocable Trust DTD 11/5/95.
                             --------------------------------------------------
                              (8) Shared Dispositive
                                      Power                 0
 -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     15,918,192
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* INAPPLICABLE
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     18.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 641149109                                       Page  3  of  5  Pages
          ---------


ITEM 1(A).  NAME OF ISSUER
            NETSCAPE COMMUNICATIONS CORPORATION
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            501 EAST MIDDLEFIELD ROAD, MOUNTAIN VIEW, CA 94043
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            JAMES H. CLARK
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            501 EAST MIDDLEFIELD ROAD, MOUNTAIN VIEW, CA 94043
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            UNITED STATES
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            COMMON STOCK
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            641149109
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        15,918,192
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        18.1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              15,918,192
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------


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CUSIP No. 641149109                                       Page  4  of  5  Pages
          ---------

        (iii) sole power to dispose or to direct the disposition of
              15,918,192
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         INAPPLICABLE
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         INAPPLICABLE
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         INAPPLICABLE
-------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         INAPPLICABLE
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         INAPPLICABLE
-------------------------------------------------------------------------------

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CUSIP No. 641149109                                       Page  5  of  5  Pages
          ---------

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 13, 1997
                                       ----------------------------------------
                                                        Date

                                           /s/ James H. Clark
                                       ----------------------------------------
                                                      Signature

                                       James H. Clark, Chairman of the Board
                                       ----------------------------------------
                                                      Name/Title